Exhibit 10.1

RUNWAY GROWTH FINANCE CORP.

$20,000,000
7.00% Series 2022A Senior Notes due August 31, 2027

MASTER NOTE PURCHASE AGREEMENT

Dated August 31, 2022

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Section 22.5.	Counterparts; Electronic Contracting	44
Section 22.6.	Governing Law	45
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	45

Schedule A	—	Defined Terms

Schedule 1	—	Form of 7.00% Series 2022A Senior Notes due August 31, 2027

Schedule 5.3	—	Disclosure Materials

Schedule 5.4A	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.4B	—	Excluded Subsidiaries of the Company

Schedule 5.5	—	Financial Statements

Schedule 5.14	—	Existing Indebtedness

Schedule 10.1	—	Transactions with Affiliates

Schedule 10.5	—	Liens

Schedule 14.3	—	U.S. Tax Compliance Certificate

Exhibit S	—	Form of Supplement to Master Note Purchase Agreement

Purchaser Schedule	—	Information Relating to Purchaser

RUNWAY GROWTH FINANCE CORP.
205 N. Michigan Avenue, #4200
Chicago, IL 60601

7.00% Series 2022A Senior Notes due August 31, 2027

August 31, 2022

To the Purchaser Listed in the

Purchaser Schedule Hereto

Ladies and Gentlemen:

RUNWAY GROWTH FINANCE CORP., a Maryland corporation (the “Company”), agrees with the Purchaser as follows:

Section 1.          AUTHORIZATION OF NOTES; INTEREST RATE.

Section 1.1.           Authorization of Notes. The Company will authorize the issue and sale of $20,000,000 aggregate principal amount of its 7.00% Series 2022A Senior Notes due August 31, 2027 (the “Series 2022A Notes”; such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13). The Series 2022A Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

The Series 2022A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2.           Changes in Interest Rate. Following the occurrence of an Event of Default, the Notes shall bear interest at the Default Rate.

Section 2. SALE AND PURCHASE OF NOTES.

Section 2.1.           Purchase and Sale of Series 2022A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2022A Notes in the aggregate principal amount of $20,000,000 at a purchase price of 97.0% of the principal amount thereof (or $19,400,000).

Section 2.2.           Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)            each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii)           Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)          each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants and any associated cure rights or grace period without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants, including, for the avoidance of doubt, any associated cure rights or grace period, shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and, provided further, for the avoidance of doubt, no covenant, definition, default cure right or grace period expressly set forth in this Agreement as of the date of this Agreement shall be deemed to be amended or deleted in any respect to be less favorable to the holders of the Notes by virtue of the provisions of this clause (iii), and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv)          each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)           the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi)          all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii)         no Additional Notes shall be issued hereunder if immediately after the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Event of Default shall have occurred and be continuing.

Section 3.         CLOSING.

The execution and delivery of this Agreement will be made at the offices of Troutman Pepper Hamilton Sanders LLP in Philadelphia, Pennsylvania on August 31, 2022 (the “Execution Date”).

The sale and purchase of the Series 2022A Notes to be purchased by the Purchaser shall occur at the offices of Troutman Pepper Hamilton Sanders LLP in Philadelphia, Pennsylvania, at 10:00 a.m. New York City time, on August 31, 2022 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchaser (the “Closing”). At the Closing, the Company will deliver to the Purchaser the Series 2022A Notes to be purchased by the Purchaser in the form of a single Series 2022A Note (or such greater number of Notes in denominations of at least $100,000 as the Purchaser may request) dated the date of the Closing and registered in the Purchaser’s name (or in the name of its nominee), against delivery by the Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the applicable funding instructions delivered in accordance with Section 4.9. If at the Closing the Company shall fail to tender such Series 2022A Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser’s satisfaction, confirmation of such satisfaction not to be unreasonably withheld or delayed, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure by the Company to tender such Series 2022A Notes or any of the conditions specified in Section 4 not having been fulfilled to the Purchaser’s satisfaction.

Section 4.         CONDITIONS TO CLOSING.

The Purchaser’s obligation to purchase and pay for the Notes to be sold to the Purchaser at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, prior to or at the Closing (unless otherwise indicated below), of the following conditions:

Section 4.1.           Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2.           Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.13) at the Closing, no Event of Default shall have occurred and be continuing and no Change in Control shall have occurred.

Section 4.3.           Compliance Certificates

(a)           Officer’s Certificate. The Company shall have delivered to the Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.8 and 4.10 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.           Opinions of Counsel. The Purchaser shall have received customary opinions in form and substance reasonably satisfactory to the Purchaser, dated the date of the Closing from (a) Dechert LLP, special counsel for the Company, covering matters with respect to the Company and the Subsidiary Guarantors incident to the transactions contemplated hereby as the Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchaser).

Section 4.5.           Purchase Permitted by Applicable Law, Etc. On the date of the Closing, the Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, the Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

Section 4.6.           Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall pay, within five days after the Execution Date and the Closing, the reasonable and documented out-of-pocket fees, charges and disbursements of the Purchaser’s counsel to the extent reflected in a statement of such counsel rendered to the Company no later than one Business Day after to the Closing; provided, that all such fees, charges and disbursements shall not exceed $10,000 in aggregate.

Section 4.7.           [Reserved]

Section 4.8.           Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (in each case, other than as permitted under Section 10.2), at any time following the date of the most recent financial statements referred to in Schedule 5.5 or delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable.

Section 4.9.           Funding Instructions. At least one Business Days prior to the date of the Closing, the Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited. The Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If the Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to the Purchaser on a telephone call initiated by the Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Section 4.10.        Asset Coverage Test. After giving effect to each issuance of the Notes, the Asset Coverage Ratio shall not be less than the ratio required under Section 10.7(a).

Section 4.11.        Compliance with All Outstanding Debt Obligations. (a)  On or prior to the date of such Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness of the Company or its Subsidiaries and any amendments of agreements pursuant to which any Indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained (and shall be in full force and effect on the date of such Closing) and shall be satisfactory to the Purchaser and its counsel.

(b)           The Company shall have performed and complied with the terms and conditions of its outstanding debt obligations, including the Bank Credit Agreement, and no event of default has occurred and is currently occurring as of the date of such Closing with respect to the Bank Credit Agreement.

Section 4.12.        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser may reasonably request.

Section 4.13.        Conditions to Issuance of Additional Notes. The obligations of the purchasers of Additional Notes (the “Additional Purchasers”) to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to any conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)            Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.7 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of the Additional Series of Notes and the application of the proceeds thereof).

(b)            Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)            Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d)            Execution and Delivery of Guaranty Ratification. Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guaranty.

Section 5.              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the Execution Date and as of the Closing (or, if any such representations and warranties expressly relate to an earlier date, then as of such earlier date) that:

Section 5.1.           Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.           Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.           Disclosure

(a)           This Agreement and the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchaser by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and general economic information) prior to August 31, 2022 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, and such documents, certificates or other writings and such financial statements delivered to the Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole (and after taking into account all updates thereto and the same having been delivered to the Purchaser), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since June 30, 2022, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)           All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.           Organization and Ownership of Shares of Subsidiaries.

(a)           Schedule 5.4A (as may be updated by the Company from time to time) contains (except as noted therein) complete and correct lists, as of the date of the applicable Closing, of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor and (ii) the Company’s directors and executive officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4A as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4A and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.           Financial Statements; Material Liabilities. The Company has delivered to the Purchaser copies of the financial statements of the Company listed on Schedule 5.5 (as may be updated by the Company from time to time and delivered to the Purchaser). All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes); provided, that with respect to all or any portion of such financial statements that are financial projections, pro forma financial information and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents or in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022.

Section 5.6.           Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or (B) the corporate charter or by-laws of the Company, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.           Governmental Authorizations, Etc. Assuming the accuracy of the representations and warranties of the Purchaser, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q, or Form 10-K.

Section 5.8.           Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.15), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes. The Company and its Subsidiaries have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other Taxes for all fiscal periods are adequate in all material respects.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2021.

Section 5.10.        Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or as permitted by this Agreement), in each case free and clear of Liens prohibited by this Agreement.

Section 5.11.        Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.        Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2022A Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Series 2022A Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser and not more than twenty-five (25) Institutional Investors (as defined in clause (c) of the definition thereof), each of which has been offered the Series 2022A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2022A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.13.        Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2022A Notes hereunder to repay outstanding indebtedness, make investments in accordance with the Company’s investment objective and investment strategy and for other general corporate purposes of the Company and its subsidiaries. No part of the proceeds from the sale of the Series 2022A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.14.        Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.14 (as may be updated by the Company from time to time and delivered to the Purchaser) sets forth a complete and correct list of all outstanding Material Indebtedness of the Company and its Subsidiaries as of the Execution Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Material Indebtedness. The Company is not in default in the payment of any principal or interest on the Material Credit Facility or any other Material Indebtedness and, to the knowledge of the Company, no event or condition exists with respect to the Material Credit Facility or any other Material Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause the Material Credit Facility or such other Material Indebtedness, as applicable, to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The provisions of this clause (a) shall not apply to any Indebtedness consisting of repurchase agreements or other Indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

(b)           Except as disclosed in Schedule 5.14 (as may be updated by the Company from time to time and delivered to the Purchaser), neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness. The provisions of this clause (b) shall not apply to any Indebtedness consisting of repurchase agreements or other Indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

(c)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Material Indebtedness of the Company, except as disclosed in Schedule 5.14 (as may be updated by the Company from time to time and delivered to the Purchaser).

Section 5.15.        Foreign Assets Control Regulations, Etc.

(a)           Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)           Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           No part of the proceeds from the sale of the Notes hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)           will be used, directly or indirectly, in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.16.        Environmental Matters.

(a)           Neither the Company nor any Subsidiary has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)           Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.17.        Investment Company Act

(a)           Status as Business Development Company. The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and has elected to be treated, and qualifies as, a RIC under Subchapter M of the Code.

(b)           Compliance with Investment Company Act. The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c)           Investment Policies. The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.         REPRESENTATIONS OF THE PURCHASERS

Section 6.1.           Purchase for Investment

(a)           The Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. The Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b)           The Purchaser understands and agrees that it will not transfer the Notes or any part or portion thereof held by it (i) to any Person who is not an Institutional Investor or who is a Competitor or (ii) in violation of applicable law.

Section 6.2.          Source of Funds. The Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by the Purchaser to pay the purchase price of the Notes to be purchased by the Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with the Purchaser’s state of domicile; or

(b)           the Source is a separate account of an insurance company that is maintained solely in connection with the Purchaser’s fixed contractual obligations of the insurance company under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by the Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); provided, that such information provided to the Company by the Purchaser pursuant to this Section 6.2(d) shall be provided, and used by the Company, solely for purposes related to ERISA compliance; or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) (3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include “plan assets” of any employee benefit plan as determined in accordance with Section 3(42) of ERISA and the regulations thereunder.

As used in this Section 6.2, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.           Investment Experience; Access to Information. The Purchaser (for itself and for each account for which such Purchase is acquiring the Notes) represents that it:

(a)           is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c),

(b)           either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest and has so evaluated and analyzed the risks and merits of such investment,

(c)           has the ability to bear the economic risks of this investment and can afford a complete loss of such investment,

(d)           understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates,

(e)           has had the opportunity to review (i) the Disclosure Documents, (ii) the financial statements set forth on Schedule 5.5 (as such Schedule 5.5 may be updated by the Company from time to time), (iii) the Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), (iv) Amendment No. 1 to the 2021 Annual Report, filed by the Company with the SEC on March 14, 2022, (v) the Quarterly Report on Form 10-Q for the Company for the fiscal quarter ended June 30, 2022, (vi) such other disclosure regarding the Company, its business, its management and its financial affairs and condition as the Purchaser has determined to be necessary in connection with the purchase of the Notes, and (v) has not received any other information, whether orally or in writing, contrary to the information in this sub-clause (e), and

(f)            has had an opportunity to ask such questions and make such inquiries concerning the conditions of the offering of the Notes, the Company, its business, the management and its financial affairs and condition, and has had an opportunity to review the Company’s facilities, in each case as Purchaser has deemed appropriate in connection with its purchase of the Notes and to receive satisfactory answers to such questions and inquiries.

Section 6.4.           Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.5.           Restricted Securities. The Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 6.6.           No Public Market. The Purchaser understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.

Section 6.7.           Legends. The Purchaser understands that the Notes may be notated with one or more of the following legends:

(a)           “THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.”

(b)           “THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3. PLEASE CONTACT THOMAS B. RATERMAN AT 205 N. MICHIGAN AVE., SUITE 4200, CHICAGO, IL 60601 TO REQUEST IN WRITING INFORMATION REGARDING THE DEBT INSTRUMENT’S ISSUE PRICE, OID, ISSUE DATE, AND YIELD TO MATURITY.”

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes represented by the certificate, instrument or book entry so legended.

Section 7.         INFORMATION AS TO COMPANY.

Section 7.1.           Financial and Business Information. The Company shall deliver to the Purchaser and each holder of a Note that, in each case, is an Institutional Investor:

(a)           Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated balance sheet of the Company and any consolidated subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such quarter and/or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year (except that the balance sheet shall set forth comparative figures for the prior fiscal year end), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year-end adjustments), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)           Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)            a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

(ii)           consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any credit agreement of the Company, including this Agreement and the Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)            Notice of Event of Default — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Event of Default or that any Person (other than the Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default hereunder or that any Person (other than the Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)            Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect and to the extent such notice is required to be disclosed in connection with any regulation or disclosure obligations under the Securities Act;

(f)            Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(g)            Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders, in each case to the extent reasonably available to the Company; and

(h)            Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof.

Section 7.2.           Officer’s Certificate. Solely during the continuance of an Event of Default described in Section 11.1, each set of financial statements delivered to the Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)           Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.7 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)           Subsidiary Guarantors — setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.          Visitation. The Company shall permit the representatives of the Purchaser and each holder of a Note that, in each case, is an Institutional Investor and not a Competitor:

(a)           No Default — if no Event of Default then exists and is continuing, at the expense of the Purchaser or holder and upon at least ten (10) Business Days’ prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and the Subsidiary Guarantors with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld and so long as a Senior Financial Officer or his or her delegee is given reasonable notice and the opportunity to be present during such discussions) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices or properties of the Company and each Subsidiary Guarantor, all at such reasonable times and as often as may be reasonably requested in writing; provided, that such visitation rights set forth in this clause (a) may be exercised only once per calendar year for all holders of the Notes, collectively; and

(b)           Default — if an Event of Default then exists and is continuing, at the expense of the Company, and upon at least ten (10) Business Days’ prior written notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary Guarantor, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiary Guarantors), all at such reasonable times and as often as may be reasonably requested.

Section 7.4.           Electronic Delivery Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a) or (b), (c) or (g) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)           such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address communicated from time to time in a separate writing delivered to the Company;

(b)           the Company shall have timely filed such Form 10—Q or Form 10-K, satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(g), as the case may be, with the SEC on EDGAR and shall have made such form available on its home page on the internet, which is located at https://investors.runwaygrowth.com/ as of the date of this Agreement;

(c)           the Company shall have timely filed any of the items referred to in Section 7.1(c) or Section 7.1(g) with the SEC on EDGAR or shall have made such items available on its home page on the internet;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 7.5.           Limitation on Competitors. Under no circumstances shall the Company or any Subsidiary be required to disclose any information pursuant to Section 7.1(g) or 7.3 to any Person that is a Competitor.

Section 8.         PAYMENT AND PREPAYMENT OF THE NOTES

Section 8.1.           Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.           Optional Redemption. The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the Notes, in each case at 100% of the principal amount so redeemed, together with interest on such Notes accrued to, but excluding, the date of redemption. The Company will give each holder of Notes written notice of each optional redemption under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such redemption unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 8.3), and the interest to be paid on the redemption date with respect to such principal amount being redeemed. Each notice may be revocable by the Company up to 15 days before the date that is fixed for redemption.

Section 8.3.           Allocation of Partial Redemption. In the case of each partial redemption of the Notes pursuant to Section 8.2, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption. All partial redemptions made pursuant to Section 8.7 shall be applied only to the Notes of the holders who have accepted the offer of redemption and shall be allocated among all such Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

Section 8.4.           Maturity; Surrender, Etc. In the case of each redemption of the Notes pursuant to this Section 8, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any redeemed principal amount of any Note.

Section 8.5.           Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or redemption of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer set forth in clause (b) of this Section 8.5 shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 20% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, redemption or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.           Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 8.7.           Change in Control

(a)           Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to redeem Notes as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

(b)           Notice of Offer of Redemption. The offer to redeem Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Redemption Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such notice (if the Proposed Redemption Date shall not be specified in such notice, the Proposed Redemption Date shall be the first Business Day after the 45th day after the date of such notice).

(c)           Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company not later than 15 Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute rejection of such offer by such holder.

(d)           Redemption. Redemption of the Notes pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of redemption.

(e)           Officer’s Certificate. Each notice of offer to redeem the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such notice, specifying: (i) the Proposed Redemption Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be redeemed; (iv) the interest that would be due on each Note offered to be redeemed, accrued to, but excluding, the Proposed Redemption Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

Section 9.         AFFIRMATIVE COVENANTS

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1.           Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of the Subsidiary Guarantors to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.15) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company will, and will cause its Subsidiaries to, conduct its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder, except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.           Insurance. The Company will, and will cause each of the Subsidiary Guarantors to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of similarly situated externally managed business development companies engaged in the same or a similar business.

Section 9.3.           Maintenance of Properties. The Company will, and will cause each of the Subsidiary Guarantors to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary Guarantor from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.           Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiary Guarantors to, file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all material claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary Guarantor, provided that neither the Company nor any Subsidiary Guarantor need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary Guarantor on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary Guarantor has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary Guarantor or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.           Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate (or other) existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate (or other) existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.           Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.           Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time as a borrower or co-borrower in respect of the Indebtedness under the Material Credit Facility or any other Material Indebtedness after the date hereof to concurrently therewith:

(i)            enter into an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other Subsidiary Guarantors, of the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder (the “Subsidiary Guaranty”); and

(ii)           deliver the following to each holder of a Note:

(A)          an executed counterpart of the Subsidiary Guaranty or a joinder thereto;

(B)           a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and the Subsidiary Guaranty rather than the Company and the Notes and this Agreement);

(C)           all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of the Subsidiary Guaranty and the performance by the Subsidiary of its obligations thereunder; and

(D)           upon request of the Required Holders, a customary opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and the Subsidiary Guaranty as the Required Holders may reasonably request.

(b)           At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under the Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of the Material Credit Facility or any other Material Indebtedness, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) under the Material Credit Facility or such other Material Indebtedness, as applicable, (ii) at the time of, and after giving effect to, such release and discharge, no Event of Default shall be existing, (iii) no amount is then due and payable under the Subsidiary Guaranty, (iv) if, solely as a result of (or in order to induce any holder of such Indebtedness to agree to) such Subsidiary Guarantor being released and discharged under the Material Credit Facility or such other Material Indebtedness, as applicable, any fee or other form of consideration is given to any holder of Indebtedness under the Material Credit Facility or such other Material Indebtedness, as applicable (or any agent therefor), for such release (which, for the avoidance of doubt, shall not include any prepayment to any such holders of Indebtedness under the Material Credit Facility or such other Material Indebtedness, as applicable, in connection with an asset sale or other disposition or any prepayment premium or penalty or any other fee that was part of the Material Credit Facility or such other Material Indebtedness, as applicable, prior to such release or discharge), the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iii).

(c)           Notwithstanding anything to the contrary herein, in no event shall an Excluded Subsidiary or a Foreign Subsidiary be required to be a Subsidiary Guarantor.

Section 9.8.           Status of RIC and BDC. The Company shall at all times, subject to any applicable grace periods set forth in the Code, maintain its status as a RIC under the Code and as a “business development company” under the Investment Company Act.

Section 9.9.           Investment Policies. The Company will comply in all material respects with the Investment Policy; except to the extent that failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

Section 10.       NEGATIVE COVENANTS.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1.        Transactions with Affiliates. The Company will not, and will not permit any Subsidiary Guarantor to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any Subsidiary) involving payment in excess of $5,000,000, except

(a)           pursuant to the reasonable requirements of the Company’s or such Subsidiary Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary Guarantor than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(b)           transactions otherwise permitted by this Agreement;

(c)           transactions with Affiliates in connection with the agreements set forth in Schedule 10.1;

(d)           transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation or SEC staff interpretations thereof or based on advice of counsel;

(e)           transactions between or among, on the one hand, the Company and/or of any Subsidiary, and, on the other hand, any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of the Company and/or any Subsidiary at prices and on terms and conditions, taken as a whole, not materially less favorable to the Company and/or such Subsidiary than in good faith is believed could be obtained on an arm’s-length basis from unrelated third parties,

(f)            a transaction that has been approved by a majority of the independent directors of the board of directors of the Company;

(g)           any Investment that results in the creation of an Affiliate;

(h)           any issuance, sale or grant of securities, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options, restricted stock awards or units and stock ownership plans or other non-cash compensation, severance or retention awards or plans approved by the board of directors of the Company or any Subsidiary;

(i)            (i) any collective bargaining, employment, retention or severance agreement or compensatory arrangement entered into by the Company or any of its direct or indirect subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of the Company in the ordinary course of business, (ii) any agreement pertaining to the repurchase of Equity Interests pursuant to rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors, and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement in the ordinary course of business;

(j)            customary compensation to Affiliates in connection with investment advisory, administration, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors of the Company in good faith;

(k)           transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of an acquired entity becomes an Affiliate in connection with such transaction);

(l)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants, investment advisers, administrative service providers and independent contractors of the Company and/or any of its direct or indirect subsidiaries in the ordinary course of business;

(m)          transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Company and/or the applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(n)           the Company may issue and sell Equity Interests and debt to its Affiliates;

(o)           pursuant to the Investment Advisory Agreement and the Administration Agreement and any transactions contemplated or permitted thereunder;

(p)           the Company or any Subsidiary may sell, transfer or otherwise dispose of Portfolio Investments, cash and Cash Equivalents to any Financing Subsidiary or joint venture with a third-party (including, for clarity, as investments (debt or equity) or capital contributions), in each case, in the ordinary course of business and on an arm’s-length basis;

(q)           transactions between or among the Obligors not involving any other Affiliate; and

(r)            restricted payments permitted by any Material Credit Facility.

Section 10.2.        Merger, Consolidation, Fundamental Changes, Etc. The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except:

(a)           in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company,

(i)            such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and

(ii)           such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)           in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; or (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(c)           the Equity Interests of any Subsidiary Guarantor may be sold, transferred or otherwise disposed of to another Obligor;

(d)           any Subsidiary Guarantor may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary Guarantor shall be distributed or otherwise transferred to an Obligor and (ii) the Company determines in good faith that such liquidation is not materially disadvantageous to the holders of the Notes;

(e)           any Obligor may (i) convey, sell, transfer or otherwise dispose of all or substantially all of their assets to a Financing Subsidiary or (ii) transfer assets to a Financing Subsidiary for the purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor.

(f)            in the cases of clauses (a) and (b)(2) above, each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders;

(g)           in the case of clause (a) above, (x) at the time of the signing of the purchase agreement for any such transaction, no Event of Default shall have occurred and be continuing and (y) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Event of Default under Section 11(a), 11(b), 11(g), 11(h) or 11(i) shall have occurred and be continuing;

(h)           the Company or any Subsidiary Guarantor may sell, transfer or otherwise dispose of Portfolio Investments, cash and Cash Equivalents to any Financing Subsidiary or joint venture with a third-party (including, for clarity, as investments (debt or equity) or capital contributions), in each case, upon fair and reasonable terms no less favorable to the Company or such Subsidiary Guarantor than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3.        Line of Business. The Company will not and will not permit any Subsidiary (other than an Immaterial Subsidiary) to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Company’s most recent Form 10-K filed prior to the date of this Agreement, other than (i) ancillary or support businesses; (ii) any business in or related to private credit or that other business development companies enter into or are engaged in; or (iii) as is otherwise in accordance with its Investment Policies.

Section 10.4.        Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5.        Liens. The Company will not and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary Guarantor, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)           any Lien on any property or asset of the Company or a Subsidiary existing on the date of this Agreement and set forth in Schedule 10.5;

(b)           Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)           Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(d)           Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary Guarantor in accordance with GAAP;

(e)           Liens incurred or pledges or deposits made to secure obligations incurred to secure public or statutory obligations;

(f)            Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(g)           Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default;

(h)           customary rights of setoff, bankers’ liens, security interest, liens or other like rights upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets (including, for the avoidance of doubt, Portfolio Investments) held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets (including, for the avoidance of doubt, Portfolio Investments) held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above (other than with respect to Portfolio Investments), securing payment of fees, indemnities, charges for returning items and other similar obligations;

(i)            Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions;

(j)            zoning restrictions, easements, rights-of-way, encroachments, protrusions, licenses, or other restrictions on, and other minor defects or irregularities affecting, the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of the Company and the Subsidiary Guarantors;

(k)           purchase money Liens on specific equipment and fixtures provided that (i) such Liens only attach to such equipment and fixtures and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof;

(l)            deposits of money securing leases to which the Company or any Subsidiary is a party as lessee made in the ordinary course of business;

(m)          Liens consisting of any (i) interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(n)           Liens (i) solely on any cash earnest money deposits made by the Company and/or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted by this Agreement or (ii) consisting of an agreement to dispose of any property;

(o)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or any Subsidiary;

(p)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and the Subsidiary Guarantors or (ii) secure any Indebtedness;

(q)           Liens on Securities that are the subject of repurchase agreements constituting Investments arising out of such repurchase transaction;

(r)            Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(s)           Liens in favor of any Obligor;

(t)            Liens securing obligations under Swap Contracts entered into in the ordinary course of the Company’s or a Subsidiary’s business for financial planning and not for speculative purposes;

(u)           (i) Liens on Equity Interests of joint ventures or non-Obligors securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Obligors;

(v)           Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(w)          Liens on assets owned by Financing Subsidiaries;

(x)           any encumbrance or restriction assumed in connection with an acquisition of the property or Equity Interests of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(y)           [Reserved];

(z)            Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee;

(aa)         Liens on Equity Interests in any SPE Subsidiary in favor of and required by any lender providing third-party financing to such SPE Subsidiary;

(bb)        (i) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder) and (ii) prior to release of the relevant escrow, Liens on cash or Cash Equivalents (and the related escrow accounts) constituting the proceeds, and the related prefunding of interest, premiums and other customary amounts, from an issuance into (and pending the release from) escrow,

(cc)         Liens securing collateral posted as margin to secure obligations under any Indebtedness so long as, after giving pro forma effect to such Liens, the Company is in compliance with Section 10.7;

(dd)        Liens on Special Equity Interests included in the Investments of the Company or any Subsidiary but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;

(ee)         other Liens on assets securing Indebtedness so long as, immediately after giving pro forma effect to such Liens, the Company is in compliance with Section 10.7;

(ff)          Liens on assets securing other obligations in an aggregate principal amount at any time outstanding not to exceed $500,000;

(gg)        Liens which secure obligations under the Bank Credit Agreement, any Replacement Facility or any other Material Credit Facility; and

(hh)        Liens permitted under the Bank Credit Agreement, any Replacement Facility or any other Material Credit Facility.

Section 10.6.        Restricted Payments. The Company will not, nor will it permit any of its Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Obligor may declare and pay:

(a)           dividends with respect to the capital stock of the Company or such Subsidiary Guarantor (including, for the avoidance of doubt, pursuant to any distribution or dividend reinvestment plan of the Company or such Subsidiary Guarantor) to the extent payable in additional shares of the stock, units or interests or the Company or such Subsidiary Guarantor;

(b)           Restricted Payments to the Company or any Subsidiary Guarantor or, other than the Company, to each other owner of Equity Interests of such Subsidiary Guarantor based on their relative ownership interests;

(c)           Restricted Payments in or with respect to any taxable year of the Company (or any calendar year, as relevant) in amounts not to exceed 125% of the higher of (x) the Net Investment Income of the Company for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 7.1(b) and (y) the amounts that are required to be distributed to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) for so long as the Company maintains its status as a RIC under the Code, reduce to zero for any such taxable year the Company’s liability for U.S. federal income Taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) for so long as the Company maintains its status as a RIC under the Code, reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(d)           any settlement in respect of a conversion feature in any convertible security that may be issued by such Obligor to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

(e)           Restricted Payments to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and payments to directors, investment advisers, administrators and/or consultants of any Obligor or any of its subsidiaries) and franchise fees and Taxes and similar fees, Taxes and expenses required to enable the recipient of such Restricted Payment to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, or consultants of any such recipient, in each case, to the extent attributable to the ownership or operations of the Company and its subsidiaries;

(f)            Restricted Payments to finance or acquire any Investment permitted hereunder;

(g)           Restricted Payments to current or former directors, managers or consultants of any Obligor or any of its subsidiaries;

(h)           Restricted Payments to enable the recipient of such Restricted Payment to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of such recipient;

(i)            Restricted Payments for the repurchase of Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise;

(j)            to the extent constituting a Restricted Payment, any other transaction permitted under Section 10;

(k)           any dividend or consummation of any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof; and

(l)            any Restricted Payments, so long as (i) as of the date of such Restricted Payment, no Event of Default has occurred and is continuing and (ii) after giving pro forma effect to such Restricted Payment, the Company is in compliance with Section 10.7.

Section 10.7.         Financial Covenants.

(a)            Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio as of the last Business Day of any fiscal quarter to be less than 2.00 to 1.00; provided, that after, in accordance with the Investment Company Act, (i) obtaining required approval by the Company’s shareholders to reduce its asset coverage ratio and (ii) satisfying of all required conditions to the effectiveness thereof, the Asset Coverage Ratio as of the last Business Day of any fiscal quarter may be less than 2.00 to 1.00, but in no event less than the greater of (i) 1.50 to 1.00 and (ii) the ratio permitted by the SEC under business development company regulatory requirements applicable to the Company.

(b)           Cure Right. If, within 30 calendar days after delivery of an Officer’s Certificate delivered pursuant to Section 7.2(a), which certificate demonstrates a Financial Covenant Default, the Company may present the Required Holders with a reasonably feasible plan for the Company to offer or sell Equity Interests or raise Indebtedness of the Company or any of its subsidiaries (the “Cure Right”), the proceeds of which shall be deemed received immediately prior to such default and used immediately prior to such default as specified in such plan to enable such Financial Covenant Default to be cured within 120 calendar days after the expiration of the 30-day period above, then, once such plan is submitted, the Company shall be deemed to have complied with the relevant covenant under Section 10.7 that gave rise to such Financial Covenant Default as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Financial Covenant Default that had occurred shall be deemed cured for the purposes of this Agreement; provided, that if the transaction specified in such plan is not consummated within such 120-day period, it shall constitute an immediate Event of Default. Notwithstanding anything herein to the contrary, (i) no more than three Cure Rights may be exercised during the term of this Agreement, and (ii) the Cure Right shall not be exercised in any two consecutive fiscal quarters.

The holders of the Notes agree that from and after their receipt of notice from the Company of its intent to exercise the Cure Right in respect of any Financial Covenant Default in accordance with this Section 10.7(b), no holder of the Notes shall impose any Default Rate of interest, accelerate its Notes, or exercise any of its rights or remedies pursuant to Section 12 solely on the basis of the occurrence and continuance of such Financial Covenant Default during the period from the date of delivery of such notice and until the date that is 120 days after the date on which the Company delivers its plan to cure such Financial Covenant Default as provided above.

Section 11.       EVENTS OF DEFAULT

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration or otherwise;

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable;

(c)           subject to 10.7(b), the Company defaults in the performance of or compliance with any term contained in or Section 10.7(a) or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c);

(d)           the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d));

(e)           (i) any representation or warranty made in writing by or on behalf of the Company or by any Responsible Officer of the Company in this Agreement or in any Supplement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; provided that, the Company may cure any Default or Event of Default arising solely from the delivery of any certificate or report with an inaccuracy, by delivering, within three Business Days after knowledge by the Company of such inaccuracy, a corrected certificate or report, so long as (i) any action of the Company or any other Obligor that was taken in reliance on such certificate or report containing such inaccuracy would have also been permitted hereunder if such action had been taken in reliance on the corrected certificate or report and (ii) the Company (or any of its officers or directors signatory to such certificate) did not have knowledge of such inaccuracy at the time such certificate or report that included such inaccuracy was delivered;

(f)           (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least the greater of (x) $50,000,000 (or its equivalent in the relevant currency of payment) and (y) the corresponding threshold in the Material Credit Facility beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness for borrowed money in an aggregate outstanding principal amount of at least the greater of (x) $50,000,000 (or its equivalent in the relevant currency of payment) and (y) the corresponding threshold in the Material Credit Facility or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has been accelerated and has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least the greater of (x) $50,000,000 (or its equivalent in the relevant currency of payment) and (y) the corresponding threshold in the Material Credit Facility; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used to repay such Indebtedness within thirty (30) days after such sale or transfer; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt); or

(g)           the Company or any Subsidiary (other than any Immaterial Subsidiary) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(h)           a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary (other than any Immaterial Subsidiary), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary), or any such petition shall be filed against the Company or any of its Subsidiary Guarantors and such petition shall not be dismissed within 60 days;

(i)            any event occurs with respect to the Company or any Subsidiary (other than any Immaterial Subsidiary) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)            one or more final judgments or orders for the payment of money aggregating in excess of the greater of (x) $50,000,000 (or its equivalent in the relevant currency of payment) and (y) the corresponding threshold in the Material Credit Facility (to the extent not covered by independent third-party insurance or by an enforceable indemnity) are rendered against one or more of the Company and its Subsidiaries (other than Immaterial Subsidiaries) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)           the Company or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee, to the extent such recourse would reasonably be expected to have a Material Adverse Effect; or

(l)            any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or

(m)          the Company is required to register as an “investment company” subject the Investment Company Act;

(n)           the Investment Adviser is no longer serving as the investment adviser to the Company; or

(o)           either of David Spreng or Thomas Raterman ceases to be involved in the operations of the Company, unless the Company shall have within a reasonable period of time (which, for the avoidance of doubt, shall be no more than 120 days) obtained one or more successors reasonably acceptable to the Required Holders.

Section 12.       REMEDIES ON DEFAULT, ETC

Section 12.1.        Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

Section 12.2.         Holder Action. The Purchaser and each holder of a Note agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Company or any Subsidiary Guarantor or any other obligor under this Agreement (or any Supplement hereto), the Subsidiary Guaranty or any of the Notes (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any Obligor, except as provided in Section 12.1(a) and Section 12.1(c), without the prior written consent of the Super-Majority Holders. The provisions of this Section 12.2 are for the sole benefit of the holders of the Notes and shall not afford any right to, or constitute a defense available to, the Obligors.

Section 12.3.        Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes and all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of any Series of the Notes, at the Default Rate for such Series, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.         No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder of any Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of one special outside counsel for all of the holders of the Notes, taken as a whole, reasonably acceptable to the holders of the Notes, collectively incurred in any enforcement or collection under this Section 12.

Section 13.       REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.        Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. For the avoidance of doubt, the language in this Section 13.1 is intended to cause the Notes to be issued in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Sections 5f.103-1(c) and 1.871-14(c) of the U.S. Treasury Regulations, and such language shall be interpreted and applied consistently therewith.

Section 13.2.         Transfer and Exchange of Notes

(a)            Subject to clause (b) below, any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (other than a Competitor) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b)            Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; (ii) the Assignee shall have made the representations set forth in Section 6 to the Company; (iii) an exemption from registration of the Notes under the Securities Act is available; and (iv) if requested by the Company, the Assigning Party shall have delivered to the Company such legal opinions, certifications or other evidence to determine that such assignment or transfer is being made in compliance with the Securities Act and applicable state securities laws, in each case under this clause (iv) at the sole expense of the Assigning Party.

(c)            Upon satisfaction of the conditions set forth in clause (b) above and surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Notes as set forth in Schedule 1 or attached to the applicable Supplement with respect to any Additional Notes. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or other similar governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note of each such holder may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6. Notwithstanding any other provision hereof, if a transferee, in connection with giving the representation set forth in Section 6.2, is required to make disclosure under Section 6.2(c), (d), (e) or (g), then no transfer of Notes shall be effective without the prior written consent of the Company, which consent, as to these matters, shall not be withheld if the Company reasonably determines that it is able to conclude (taking into account the specifics of the applicable disclosure) that the transfer of the Notes to the transferee would not constitute a transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed under Section 4975 of the Code.

Section 13.3.        Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation in the form of a lost note affidavit), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, the original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $500,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.       PAYMENTS ON NOTES

Section 14.1.        Place of Payment. Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the principal office of RGC in such jurisdiction located on the date hereof at 205 N. Michigan Ave. (Suite 4200), Chicago, IL 60601. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.        Payment by Wire Transfer. So long as the Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub-agent) will pay all sums becoming due on such Note for principal, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or, in the case of any Additional Purchaser, the method described in such Supplement to which such Additional Purchaser is a party, or by such other method or at such other address as the Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment/redemption in full of any Note, the Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by the Purchaser or Additional Purchaser or its nominee, the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by the Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchaser has made in this Section 14.2.

Section 14.3.        Tax Information. The Company shall be entitled to deduct and withhold from amounts payable with respect to Notes such amounts as the Company may be required to deduct and withhold under the Code or any provision of applicable state, local or foreign tax law. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, on or before the date on which such holder obtains a Note and from time to time (a) any forms, documents or certifications as may be reasonably required for the Company to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement, or to determine the amount (if any) to deduct and withhold from any such payment made to such holder, and (b) (x) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (y) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Without limiting the generality of the forgoing, except as otherwise required by applicable law, in the case of a holder (i) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (ii) claiming exemption from withholding under an applicable treaty or (iii) claiming treatment as income effectively connected with a United States trade or business under Section 882 of the Code, the Company agrees that it will make commercially reasonable efforts to not withhold from any applicable payment to be made to a holder of a Note that is not a United States Person any U.S. federal withholding tax so long as such holder shall have delivered to the Company (in such number of copies as shall be reasonably requested) on or before the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), (i) duly completed and duly executed copies of the applicable IRS Form W-8 (and any documentation prescribed by applicable law) claiming a complete exemption from U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine that no withholding is required, and (ii) in the case of a holder claiming benefits under Section 881(c) of the Code, the applicable “U.S. Tax Compliance Certificate” substantially in the form attached as Schedule 14.3, in each case correctly completed and duly executed. Each holder of a Note agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification promptly. To the extent that amounts are deducted or withheld in accordance with this Section 14.3 and timely paid over to the proper taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 15.       EXPENSES, ETC.

Section 15.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to the Purchaser) for, collectively, the Purchaser (and Additional Purchasers under any Supplement) and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel in each applicable jurisdiction for all such holders, taken as a whole) incurred in good faith by the Purchaser, the Additional Purchasers, if any, and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty; provided, that all such attorneys’ fees, costs and expenses payable in connection with and as of the date of Closing shall not exceed $10,000 in the aggregate. For the avoidance of doubt, this Section 15.1 shall not apply to any taxes other than taxes that arise from non-tax claims.

The Company will pay, and will save the Purchaser, each Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by the Purchaser or Additional Purchaser or other holder in connection with its purchase of the Notes) and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchaser, the Additional Purchasers, if any, and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by the Purchaser or such holder of a Note or (y) a claim between the Purchaser and an Additional Purchaser, or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, the Company shall not be liable to the Purchaser and an Additional Purchaser, or holder of a Note for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Note asserted by the Purchaser and an Additional Purchaser, or a holder of a Note against the Company or any of its Affiliates.

Section 15.2.        Certain Taxes. The Company agrees to pay all stamp, documentary or similar Taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.        Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by the Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of the Purchaser or any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between the Purchaser and Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.       AMENDMENT AND WAIVER

Section 17.1.        Requirements.

(a)           Amendments. This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(i)            no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 6 or 21 hereof, or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement) will be effective as to each Purchaser or Additional Purchaser unless consented to by the Purchaser or Additional Purchaser in writing; and

(ii)           no amendment or waiver may, without the written consent of each Purchaser, Additional Purchaser and the holder of each Note directly and adversely affected thereby at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment/redemption or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the principal amount of the Notes that the Purchaser is to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, (iii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iv) amend any of Section 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)), 11(a), 11(b), 12, 17 or 20.

(b)           Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.2 and 4.13 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2.        Solicitation of Holders of Notes

(a)           Solicitation. The Company will provide the Purchaser and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable the Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 or any Subsidiary Guaranty to the Purchaser and each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to the Purchaser or holder of Notes as consideration for or as an inducement to the entering into by the Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to the Purchaser and each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by the Purchaser or holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to the Purchaser or holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Purchasers and holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to the Purchaser or holder.

Section 17.3.        Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or the Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Purchaser or holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.        Notes Held by Company, Etc. Solely for the purpose of determining whether the Purchasers or holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the Purchasers and/or holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.       NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy to any Person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested or priority or express mail with on-line tracking services available (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Notwithstanding the foregoing, any such notice may be sent by email, provided that, upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder. Any such notice must be sent:

(i)            if to the Purchaser or its nominee, to the Purchaser or nominee at the address specified for such communications on the first page hereof, or at such other address as the Purchaser or nominee shall have specified to the Company in writing, with a copy to Troutman Pepper Hamilton Sanders LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, Attn: John P. Falco, john.falco@troutman.com.

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Thomas B. Raterman, or at such other address as the Company shall have specified to the holder of each Note in writing, in each case, with a copy (which shall not constitute notice) to: Dechert LLP, 1900 K Street NW, Washington, DC 20006, Attn: Harry S. Pangas, Fax: (202) 261-3333, Email: harry.pangas@dechert.com, or

(iv)          if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or subagent of the Company.

Section 19.       REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing or Additional Purchaser at a subsequent closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser or Additional Purchaser, may be reproduced by the Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and the Purchaser or Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.       CONFIDENTIAL INFORMATION

For the purposes of this Section 20, “Confidential Information” means information delivered to the Purchaser or Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Purchaser or Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to the Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or Additional Purchaser or any Person acting on the Purchaser’s or Additional Purchaser’s behalf, (c) otherwise becomes known to the Purchaser or Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to the Purchaser Additional Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser and Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by the Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to the Purchaser and Additional Purchaser, provided that the Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its Affiliates (who are not Competitors) and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors, other professional advisors, consultants and investors or partners and who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser or Additional Purchaser or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser or Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent the Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Purchaser’s or Additional Purchaser’s Notes or this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement or any Subsidiary Guaranty. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, the Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between the Purchaser or Additional Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.       SUBSTITUTION OF PURCHASER.

The Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser’s or Additional Purchaser’s Affiliates (other than a Competitor) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by prior written notice to the Company, which notice shall be signed by both the Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to the Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or Additional Purchaser, as the case may be. In the event that such Substitute Purchaser is so substituted as the Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to the original Purchaser or Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to the original Purchaser or Additional Purchaser, as the case may be, and the original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.       MISCELLANEOUS.

Section 22.1.        Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.        Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)           If, at any time, either the Company or the Required Holders shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 22.3.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.        Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, rule, regulation, form or other document herein shall be construed as referring to such agreement, instrument, law, statute, rule, regulation, form or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.        Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other documents. Delivery of an electronic signature to, or a signed copy of, this Agreement and such other documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other documents shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if the Purchaser or Additional Purchaser shall request manually signed counterpart signatures to any document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within 30 days of such request or such longer period as the requesting Purchaser or Additional Purchaser and the Company may mutually agree).

Section 22.6.        Governing Law This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.        Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and the Purchaser and Additional Purchaser irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and the Purchaser and Additional Purchaser irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Company and the Purchaser and Additional Purchaser agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)           The Company and the Purchaser and Additional Purchaser consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Purchaser and Additional Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)           Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

RUNWAY GROWTH FINANCE CORP.

By	/s/ R. David Spreng
	Name:	R. David Spreng
	Title:	President and Chief Executive Officer

This Agreement is hereby accepted and agreed to as of the date hereof.

On behalf of the Purchaser listed on the Purchaser Schedule hereto

By	/s/ Erik Herzfeld
	Name:	Erik Herzfeld
	Title:	Authorized Signatory

SCHEDULE A

DEFINED TERMS
(to Master Note Purchase Agreement)

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” is defined in Section 4.13.

“Administration Agreement” means that certain Amended and Restated Administration Agreement, dated June 28, 2021, by and between the Company and Runway Administrator Services LLC, as amended, supplemented or restated from time to time and any successor agreement thereto.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by any Obligor or any of its or their subsidiaries in the ordinary course of business.

“Agreement” means this Master Note Purchase Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement) as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset Coverage Ratio” means, for the Company and its consolidated subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Company and its subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder). For clarity, the calculation of the Asset Coverage Ratio shall be made in accordance with any orders of the SEC issued under the Investment Company Act, including any exemptive relief granted by the SEC with respect to the exclusion of indebtedness of any SBIC Subsidiary from the definition of Senior Securities.

“Assignee” is defined in Section 13.2(a).

“Assigning Party” is defined in Section 13.2(a).

“Bank Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 20, 2022, by and among the Company, as the borrower, and certain banks and other financial intuitions party thereto from time to time as lenders and KeyBank National Association, as administrative agent, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted or otherwise modified from time to time.

Sch. A-1

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of comprehensive sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means (a) U.S. Government Securities maturing within 1 year from the applicable date of determination, (b) securities that are direct obligations of, and obligations the timely payment of principal and interest on which is issued by, any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the applicable date of determination and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, bankers’ acceptances and time deposits maturing within 1 year from the date of acquisition thereof issued or guaranteed by or placed with, any bank organized under the laws of the United States or any state thereof or under the laws of a Permitted Foreign Jurisdiction, (e) money market and demand deposit accounts issued by, offered by or maintained with any bank organized under the laws of the United States or any state or under the laws of a Permitted Foreign Jurisdiction, (f) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (d) of this definition or (ii) a primary dealer in U.S. Government Securities having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P or at least P-1 from Moody’s, (g) certificates of deposit or bankers’ acceptances with a maturity of 90 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000, and (h) money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change in Control” means (a) the acquisition after the date of this Agreement of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Execution Date), other than the Investment Adviser, OCM or their respective Affiliates, of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Company or (b) David Spreng, Cobblestone Total Return Fund LLC, the executive management of the Investment Adviser, OCM, and their respective Affiliates shall cease to own and control in the aggregate at least 50.0% of the ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Investment Adviser.

Sch. A-2

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; and (b) any Person who is not an Affiliate of the Company or any of its subsidiaries and who is actively engaged, as its primary business, in the same or similar line of business as any material business of the Company or any of its subsidiaries as of the Execution Date; provided, however, that (x) in no event shall any insurance company, bank, trust company, pension plan, savings and loan association or any other similar financial institution or entity (regardless of legal form) be deemed to be a Competitor and (y) in no event shall any entity which (i) maintains passive investments in any Person which is a Competitor and (ii) is not an asset manager, a vehicle of an asset manager or a Person controlled by an asset manager, solely because of such passive investments, be deemed a Competitor.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a Subsidiary substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) of this definition, or (iii) without duplication of clause (i) or (ii) of this definition, an entity treated as disregarded for U.S. federal income tax purposes and substantially all of the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) or (ii) of this definition.

“Cure Right” is defined in Section 10.7(b).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, the rate of interest per annum that is 2.0% above the rate of interest then in effect pursuant to clause (a) of the first paragraph of such Note.

“Disclosure Documents” is defined in Section 5.3.

“Dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

Sch. A-3

“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b), (c), (m) or (o) of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiaries” means, collectively, (a) any Financing Subsidiary, (b) any bankruptcy remote special purpose vehicle, (c) any Person that constitutes an Investment held by the Company that is not, under generally accepted accounting principles in the United States, consolidated on the financial statements of the Company and its Subsidiaries, and (d) any Subsidiary of any of the foregoing, in each case, so long as any such Person described in clauses (a) through (d) above is not a guarantor, borrower or co-borrower with respect to the Material Credit Facility.

“Execution Date” is defined in Section 3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Covenant Default” means a Default under Section 11(c) for failure to comply with Section 10.7(a).

“Financing Subsidiary” means (a) any SPE Subsidiary or (b) any SBIC Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Company that is a Controlled Foreign Corporation or a Subsidiary of a Controlled Foreign Corporation.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

Sch. A-4

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means:

(a)           the government of:

(i)            the United States of America, Canada or any state, province or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty shall not include (i) “bad boy” guaranties and (ii) endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guaranty at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty is incurred, unless the terms of such Guaranty expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guaranty shall be deemed to be an amount equal to such lesser amount). The terms “Guaranteed” and “Guarantees” shall have correlative meanings.

“Hazardous Materials” means any and all pollutants, contaminants, or toxic or hazardous wastes, substances or which are regulated by Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, or petroleum products.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, or other interest, currency exchange rate or commodity hedging arrangement.

Sch. A-5

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiaries” means those Subsidiaries of the Company that are designated as “Immaterial Subsidiaries” by the Company from time to time (it being understood that the Company may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of (x) the designation of each such Immaterial Subsidiary and (y) the most recent balance sheet required to be delivered pursuant to Section 7.1 (and the Company shall in each case deliver to the holders of the Notes a certificate of a Senior Financial Officer to such effect setting forth reasonably detailed calculations demonstrating such compliance): (a) the aggregate assets of all such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 5% of the consolidated assets of the Company and its subsidiaries as of such date; and (b) the aggregate revenues of all such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date (or, in the event that the designation of such Immaterial Subsidiary occurs prior to the end of the first fiscal quarter ending after the Execution Date, the fiscal quarter ended immediately prior to the date of designation) do not exceed an amount equal to 5% of the consolidated revenues of the Company and its subsidiaries for such period. Notwithstanding the foregoing, no Immaterial Subsidiary that is or later becomes a Subsidiary Guarantor may be an Immaterial Subsidiary.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)           its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by an Obligor of the first out tranche of any debt Portfolio Investment that is entitled to the benefit of a first lien that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Company and its Subsidiaries and (ii) would not represent a claim against the Company or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Company or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

Sch. A-6

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements and/or Swap Contracts.

“Investment Adviser” means (a) RGC, (b) an Affiliate of RGC, or (c) another investment adviser reasonably satisfactory to the Required Holders.

“Investment Advisory Agreement” means that certain Second Amended and Restated Investment Advisory Agreement dated as of May 27, 2021 by and between the Investment Adviser and the Company as the same may from time to time be amended, restated, supplemented, waived or otherwise modified and any successor agreement thereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements but, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien.”

Sch. A-7

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or its Subsidiaries or a change in general market conditions or values of the Portfolio Investments of the Company and its Subsidiaries (taken as a whole)), (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, at any time, any revolving credit facility, term loan facility or financing agreement similar to this Agreement (whether in the form of a loan agreement, note purchase agreement, credit agreement, indenture or other agreement creating or evidencing Indebtedness for borrowed money) in respect of which the Company is an obligor (or otherwise provides a guarantee or other credit support) with the largest aggregate principal amount outstanding or available for borrowing thereunder in an aggregate principal amount in excess of $50,000,000 (other than the Notes, this Agreement, bonds, converts, public or registered offerings of debt securities or investments or prime brokerage facilities) as of such date, if any, as such facility or agreement may be amended, restated, supplemented, otherwise modified, refinanced or replaced from time to time. As of the Execution Date, the Bank Credit Agreement is currently the Material Credit Facility.

“Material Indebtedness” means Indebtedness (other than the Notes), of any one or more of the Company and its Subsidiaries (excluding any Financing Subsidiary) in an aggregate outstanding principal amount exceeding $50,000,000.

“Maturity Date” is defined in the first paragraph of each Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“NAIC” means the National Association of Insurance Commissioners.

“Notes” is defined in Section 1.

“Obligor” means the Company and any Subsidiary Guarantor.

“OCM” means OCM Growth Holdings, LLC.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

Sch. A-8

“Permitted Equity Interests” means common stock of the Company that after its issuance is not subject to any agreement between the holder of such common stock and the Company where the Company is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock.

“Permitted Foreign Jurisdiction” means Canada, Germany, Ireland, Luxembourg, the Netherlands, Australia, New Zealand, Denmark, Norway, Sweden and Switzerland and the United Kingdom.

“Permitted SBIC Guarantee” means a Guaranty by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then-applicable form; provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability.

“Portfolio Investment” means any Investment held by the Company and/or its subsidiaries in their asset portfolio (and, for the avoidance of doubt, shall not include any Subsidiary of the Company).

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means The HCM Master Fund Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its successors and assigns (so long as any such assignment complies with Section 13.2) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchaser of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

Sch. A-9

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment adviser as such holder or by an affiliate of such holder or such investment adviser.

“Replacement Facility” means at any time on or after the Bank Credit Agreement is expired or terminated, the senior secured credit facility or similar secured loan agreement to which the Company is a party as borrower and pursuant to which substantially all of the Company’s assets, other than investments in subsidiaries, are pledged and which includes terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Company or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis.

“Required Holders” means, at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company, any of its Affiliates or any Person that constituted a Portfolio Investment held by any Obligor); provided that in the event a Supplement has been entered into by the Company with Additional Purchasers thereunder, but the Additional Notes to be issued have not yet been so issued, “Required Holders” shall also include the Additional Purchasers scheduled to purchase such Additional Notes until such time as such Additional Notes are so purchased.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution in cash with respect to any shares of any class of capital stock of the Company, or any payment in cash, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company, provided, for clarity, neither the conversion or settlement of convertible debt into Permitted Equity Interests nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Permitted Equity Interests shall be a Restricted Payment hereunder.

“RGC” means Runway Growth Capital LLC, a Delaware limited liability company.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., a New York corporation, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any subsidiary of the Company (or such subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, subsidiary of an entity referred to in clause (x)(i) of this definition, and (y) designated in writing by the Company (as provided below) as an SBIC Subsidiary, so long as:

Sch. A-10

(a)           other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Company make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of Indebtedness (provided that such contribution is permitted by the Material Credit Facility and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Company or any of its subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Company or any of its subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Company or any of its subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness;

(b)           neither the Company nor any of its subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(c)           such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Company under clause (y) above shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Purchasers, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder).

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2022A Notes” is defined in Section 1.1.

“Source” is defined in Section 6.2.

“SPE Subsidiary” means

(a)	each entity set forth on Schedule 5.4B hereto;

(b)	a direct or indirect subsidiary of the Company, which is formed in connection with such subsidiary obtaining and maintaining third-party financing, and which engages in no material activities other than in connection with the purchase and financing of such assets, and which is designated by the Company (as provided below) as an SPE Subsidiary; and, so long as:

Sch. A-11

(i)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of such subsidiary (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than property that has been contributed or sold or otherwise transferred to such subsidiary in accordance with the terms of the Material Credit Facility), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof; and

(ii)	no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(c)	any passive holding company that is designated by the Company (as provided below) as an SPE Subsidiary, so long as:

(i)	such passive holding company is the direct parent of an SPE Subsidiary referred to in clause (a);

(ii)	such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from an SPE Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of an SPE Subsidiary referred to in clause (a)) or liabilities;

(iii)	all of the Equity Interests of such passive holding company are owned directly by an Obligor;

(iv)	no Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and

(v)	no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company pursuant to (b) and (c) of this definition shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Purchasers, which certificate shall include a statement to the effect that, to such Senior Financial Officer’s knowledge, such designation complied with the applicable foregoing conditions. Each subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that such Lien was created to secure Indebtedness owing by such issuer to such creditors.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

Sch. A-12

“Standard Securitization Undertakings” collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse). Representations made at the time of transfer of an asset to an SPE Subsidiary as to the creditworthiness of the account debtor at such time and that to the transferor’s knowledge, no event has occurred and is continuing that could reasonably be expected to affect the collectability of such asset or cause it not to be paid in full, and any associated repurchase obligation for breach of any such representation, shall be deemed to be Standard Securitization Undertakings.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Excluded Subsidiary. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty or a joinder thereto.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“Super-Majority Holders” means at any time on or after the Closing, the holders of more than 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of the Notes then owned by the Company or any of its Affiliates).

“Supplement” is defined in Section 2.2.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

Sch. A-13

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority.

“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States.

“Wholly-Owned Subsidiary” means, at any time, any subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Sch. A-14

Schedule 1

[FORM OF SERIES 2022A NOTE]

[THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.]

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3.

PLEASE CONTACT THOMAS B. RATERMAN AT 205 N. MICHIGAN AVE., SUITE 4200, CHICAGO, IL 60601 TO REQUEST IN WRITING INFORMATION REGARDING THE DEBT INSTRUMENT’S ISSUE PRICE, OID, ISSUE DATE, AND YIELD TO MATURITY.]

RUNWAY GROWTH FINANCE CORP.

7.00% SERIES 2022A SENIOR NOTE DUE AUGUST 31, 2027

No. [_____]	August 31, 2022
$[_____]

FOR VALUE RECEIVED, the undersigned, RUNWAY GROWTH FINANCE CORP. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on August 31, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.00% per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the 15th day of February and August in each year, commencing with the February or August next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the principal office of Runway Growth Capital LLC in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated August 31, 2022 (as from time to time amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1
(to Note Purchase Agreement)

This Note is a registered Note with the Company and, as provided in (and subject to the terms and conditions of) the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is not subject to regularly scheduled prepayments of principal. This Note is subject to optional redemption, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

RUNWAY GROWTH FINANCE CORP.

By

2

Schedule 5.3

Disclosure Materials

[Intentionally Omitted]

Schedule 5.3
(to Note Purchase Agreement)

Schedule 5.4A

Subsidiaries of the Company and
Ownership of Subsidiary Stock

[Intentionally Omitted]

Schedule 5.4A
(to Note Purchase Agreement)

Schedule 5.4B

Excluded Subsidiaries of the Company

[Intentionally Omitted]

Schedule 5.4B
(to Note Purchase Agreement)

Schedule 5.5

Financial Statements

[Intentionally Omitted]

Schedule 5.5
(to Note Purchase Agreement)

Schedule 5.14

Existing Indebtedness of the Company and its Subsidiaries

[Intentionally Omitted]

Schedule 5.14
(to Note Purchase Agreement)

Schedule 10.1

Transactions with Affiliates

[Intentionally Omitted]

Schedule 10.1
(to Note Purchase Agreement)

Schedule 10.5

Liens

[Intentionally Omitted]

Schedule 10.5
(to Note Purchase Agreement)

Schedule 14.3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

[Intentionally Omitted]

Schedule 14.3
(to Note Purchase Agreement)

Exhibit S

Runway Growth Finance Corp.

[Number] Supplement to Master Note Purchase Agreement

Dated as of ______________________

Re:           $____________ _____% Series _______ Senior Notes

Due _____________________

Exhibit S
(to Note Purchase Agreement)

Runway Growth Finance Corp.

205 N. Michigan Avenue, #4200

Chicago, IL 60601

Dated as of

____________________, 20__

To the Additional

Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Master Note Purchase Agreement (the “Supplement”) is among Runway Growth Finance Corp., a Maryland corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Additional Purchasers”).

Reference is hereby made to that certain Master Note Purchase Agreement dated as of August 31, 2022 (the “Note Purchase Agreement”) among the Company and the Purchasers listed on the Purchaser Schedule thereto. All capitalized terms not otherwise defined herein shall have the same meanings as specified in the Note Purchase Agreement. Reference is further made to Section 4.13 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Additional Purchaser(s) as follows:

1.             The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ Senior Notes due _________, ____ (the “Series ______ Notes”). The Series ____ Notes, together with the Series 2022A Notes issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Schedule 1 hereto with such changes therefrom, if any, as may be approved by the Additional Purchaser(s) and the Company.

2.             Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Additional Purchaser, and each Additional Purchaser agrees to purchase from the Company, Series _____ Notes in the principal amount set forth opposite such Additional Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3.             The sale and purchase of the Series ______ Notes to be purchased by each Additional Purchaser shall occur at the offices of [____] at [____], at a closing on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Additional Purchasers (the “Series [____] Closing”). At the Series [____] Closing, the Company will deliver to each Additional Purchaser the Series ______ Notes to be purchased by such Additional Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $100,000 as such Additional Purchaser may request) dated the date of the Series [____] Closing and registered in such Additional Purchaser’s name (or in the name of such Series [__] Additional Purchaser’s nominee), against delivery by such Additional Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [__________________________] at ____________ Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Series [____] Closing, the Company shall fail to tender such Series ______ Notes to any Additional Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Additional Purchaser’s satisfaction, such Additional Purchaser shall, at such Additional Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Additional Purchaser may have by reason of such failure or such nonfulfillment.

4.             The obligation of each Additional Purchaser to purchase and pay for the Series ______ Notes to be sold to such Additional Purchaser at the Series [____] Closing is subject to the fulfillment to such Additional Purchaser’s satisfaction, prior to the Series [____] Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Series [____] Closing as if each reference to “2022A Notes” or “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer to “Series ______ Notes,” “Series [____] Closing” and “Additional Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a)           Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of the Series [____] Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date or as of the date specified in Exhibit A to the extent such provision is superseded in Exhibit A) and the Company shall have delivered to each Additional Purchaser an Officer’s Certificate, dated the date of the Series [____] Closing certifying that such condition has been fulfilled.

(b)           Contemporaneously with the Series [____] Closing, the Company shall sell to each Additional Purchaser, and each Additional Purchaser shall purchase, the Series ______ Notes to be purchased by such Additional Purchaser at the Series [____] Closing as specified in Schedule A.

5.             [Here insert special provisions for Series ______ Notes including mandatory prepayment provisions applicable to Series ______ Notes; any series-specific closing conditions or delayed funding matters applicable to Series ______ Notes; or any additional covenants].

6.             Each Additional Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Additional Purchaser as if each reference to “2022A Notes” or “Notes,” “Series [____] Closing” and “Purchaser” set forth therein was modified to refer to “Series ______ Notes,” “Series [____] Closing” and “Additional Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

7.            The Company and each Additional Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Additional Purchaser were an original signatory to the Note Purchase Agreement.

8.            This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The execution hereof shall constitute a contract between the Company and the Additional Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Runway Growth Finance Corp.

By
Name:
Title:

Accepted as of __________, _____

[Additional Purchaser]

By
Name:
Title:

Information Relating to Additional Purchasers

Name and Address of Additional Purchaser	Principal Amount of Series ______ Notes to Be Purchased	Note Number
[Name of Additional Purchaser]	$

(1) All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

Schedule A
(to Supplement)

Supplemental Representations

[updated representations as appropriate to be included]

The Company represents and warrants to each Additional Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement (other than representations and warranties that apply solely to a specific earlier date which shall be true as of such earlier date and other than the Section references hereinafter set forth) is true and correct in all material respects as of the date hereof with respect to the Series ______ Notes with the same force and effect as if each reference to “the Notes” set forth therein was modified to refer to the “Series ______ Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the _______ Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3.           Disclosure. (a) This Agreement and the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchaser by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and general economic information) prior [TO BE UPDATED] in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole (and after taking into account all updates thereto and the same having been delivered to the Purchaser), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since [TO BE UPDATED] there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.           Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4A (as may be updated by the Company from time to time and delivered to the Purchaser) contains (except as noted therein) complete and correct lists as of the date of the Series ___ Closing of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and executive officers.

Section 5.5.           Financial Statements; Material Liabilities. The Company has delivered to each Additional Purchaser copies of the financial statements of the Company listed on Schedule 5.5 (as may be updated by the Company from time to time and delivered to the Purchaser). All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes); provided, that with respect to all or any portion of such financial statements that are financial projections, pro forma financial information and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made.

Section 5.12.        Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series ______ Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Series ______ Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Additional Purchasers and not more than ______ other Institutional Investors (as defined in clause (c) of the definition thereof), each of which has been offered the Series ______ Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series ______ Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.13.        Use of Proceeds; Margin Regulations The Company will apply the proceeds of the sale of the Series ______ Notes hereunder for [TO BE UPDATED]. No part of the proceeds from the sale of the Series ______ Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.14.        Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.14 (as may be updated by the Company from time to time and delivered to the Purchaser) sets forth a complete and correct list of all outstanding Material Indebtedness of the Company and its Subsidiaries as of the Series [____] Closing (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Material Indebtedness. The Company is not in default in the payment of any principal or interest on the Material Credit Facility or any other Material Indebtedness and, to the knowledge of the Company, no event or condition exists with respect to the Material Credit Facility or any other Material Indebtedness of that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause the Material Credit Facility or such other Material Indebtedness, as applicable, to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The provisions of this clause (a) shall not apply to any Indebtedness consisting of repurchase agreements or other Indebtedness incurred in the ordinary course of business and secured solely by U.S. Treasury securities.

[Add any additional representations as appropriate at the time the Series ______ Notes are issued]

[Form of Series _____ Note]

[THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.]

Runway Growth Finance Corp.

[____]% Series _________ Senior Note Due [__________, ____]

No. [_____]	[Date]
$[_______]	PPN[______________]

For Value Received, the undersigned, Runway Growth Finance Corp. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [_________, ____] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of [_____]% per annum, as may be adjusted in accordance with Section 1.2 of the Note Purchase Agreement (as hereinafter defined), from the date hereof, payable semiannually, on the [___] day of [__________] and [_________] in each year, commencing with the [_________] or [_________] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at [_____] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Supplement dates as of [ ], 202[ ] to the Master Note Purchase Agreement, dated [∙], 2022 (as from time to time amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company, the Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note with the Company and, as provided in (and subject to the terms and conditions of) the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is not subject to regularly scheduled prepayments of principal. This Note is subject to optional redemption, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Runway Growth Finance Corp.

By
[Title]

Purchaser Schedule

(to Note Purchase Agreement)

[Intentionally Omitted]